Exhibit 99.1
SPX FLOW Announces the Appointments of Jaime Easley as Vice President, Chief Financial Officer and Ryan Taylor as Chief Strategy Officer
CHARLOTTE, N.C., December 19, 2018 - SPX FLOW, Inc. (NYSE: FLOW) a leading global provider of process solutions and flow control technology today announced the appointments of Jaime Easley as Vice President and Chief Financial Officer and Ryan Taylor as Chief Strategy Officer, effective immediately.
Easley has served as Vice President, Corporate Controller and Chief Accounting Officer and Taylor has served as Vice President of Communications and Investor Relations since the company’s spin off from SPX Corporation in September 2015. Easley will succeed Jeremy Smeltser who has resigned from the company after serving as Vice President and CFO over the past three years.
“On behalf of our team at SPX FLOW, I want to thank Jeremy for his many contributions. He was instrumental in helping us achieve several key milestones, including the significant strengthening of our financial position,” said Marc Michael, President and Chief Executive Officer.
“Jaime and Ryan have been key finance leaders for many years and will now play more prominent, expanded roles as we move forward on our journey to transform SPX FLOW into a high performing operating enterprise. Their collaborative, engaging leadership styles and passion for achieving excellence are a great example of the culture we are building.”
“Jaime has excelled in his previous financial leadership roles while also expanding his scope to include supporting our commercial strategy and evaluating business investments. He is adept at organizational design and played a pivotal role in redefining our global controllership structure and streamlining our financial reporting processes. I have great confidence in our entire global finance team and Jaime is well prepared to assume his new leadership role as our Chief Financial Officer.”
“Ryan has played a central role on our leadership team over many years, cultivating credible relationships with the investor community while also developing a deep understanding of our products, industries and value creation drivers. In his newly created leadership role, Ryan will work to establish more focus and energy on the development and execution of our strategy to create value for all stakeholders.”
Easley and Taylor join Ty Jeffers, appointed in April 2018 as Vice President of Global Manufacturing Operations and Supply Chain, as the newest members of Marc Michael’s executive team.
About Jaime Easley: Jaime Easley has nearly 20 years of experience across a variety of financial disciplines. He has served as Corporate Controller and Chief Accounting Officer since the company’s spin off from SPX Corporation in September 2015. He joined SPX in 2011 and served as Director of Internal Audit for three years and as Chief Financial Officer of the Industrial Products and Services segment of SPX Corporation from June 2014 through September 2015. He began his career in 2000 at PricewaterhouseCoopers where he served as a Senior Audit Manager and notably, as a Director of the Global Capital Markets Group while based in Europe from 2006-2009. Easley has a passion for community service and supporting local youth programs. He has served as a Member of the Harris YMCA Board of Directors since April 2016. Easley is a Certified Public Accountant with a B.S. in accounting from Clemson University and a master's in public accounting from the University of Texas, McCombs School of Business.
About Ryan Taylor: Ryan Taylor has more than 20 years of finance and communications experience including 13 years of experience focused on leading investor relations. He served as Vice President of Communications and Investor Relations following the company’s spin off from SPX Corporation in September 2015. He joined SPX Corporation in 2001 as part of the United Dominion acquisition and served in a variety of finance roles, most notably leading the investor relations efforts for SPX since 2005. Taylor is a graduate of Bethel College in Mishawaka, Indiana where he earned a B.A. in accounting.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value process solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in rotating, actuating and hydraulic technologies, as well as automated process systems, into food and beverage, industrial and power and energy markets. SPX FLOW has approximately $2 billion in annual revenues with operations in more than 30 countries and sales in more than 150 countries. Visit www.spxflow.com to learn more and connect with SPX FLOW on Twitter at www.twitter.com/spxflow, LinkedIn at www.linkedin.com/company/spx-flow and YouTube at www.youtube.com/c/SPXFLOWInc.

Investor and Media Contacts:
Stewart Honeycutt, Investor Relations Manager
704-752-4472
investor@spxflow.com

Barrett Brown, Communications Manager
704-752-4662
communications@spxflow.com